                                                                    EXHIBIT 21.1


                           BRIDGFORD FOODS CORPORATION

                           SUBSIDIARIES OF REGISTRANT
                           --------------------------

      Name of Subsidiary                        State in which Incorporated
      ------------------                        ---------------------------
Bridgford Distributing Company                          California
Bridgford Meat Company                                  California
Bridgford Foods of Illinois, Inc.                       California
A.S.I. Corporation                                      California
Bridgford Distributing Company of
 Delaware (inactive)                                     Delaware
American Ham Processors, Inc.* (inactive)                Delaware
Bert Packing Company (inactive)                          Illinois
Moriarty Meat Company (inactive)                         Illinois

* No shares have been issued.